EXHIBIT 5.1
300 East Lombard Street, 18th Floor
Baltimore, MD 21202-3268
TEL. 410.528.5600
FAX 410.528.5650
www.ballardspahr.com
May 3, 2011
AMB Property Corporation
Pier 1, Bay 1
San Francisco, California 94111

Re:	AMB Property Corporation, a Maryland corporation (the “Company”) — Offers by AMB Property, L.P., a Delaware limited partnership of which the Company is the sole general partner (the “Operating Partnership”), to exchange any and all validly tendered and accepted Existing Notes and Existing Convertible Notes (as such terms are defined in Exhibit A attached hereto, and as identified therein) of ProLogis, a Maryland real estate investment trust (“ProLogis”) for consideration consisting of a consent payment, in certain circumstances, and an equal aggregate principal amount of New Notes or New Exchangeable Notes (as such terms are defined in Exhibit A attached hereto, and as identified therein), as applicable, of the Operating Partnership with an identical interest rate and maturity as the corresponding Existing Notes or Existing Convertible Notes, which New Notes and New Exchangeable Notes will be fully and unconditionally guaranteed by the Company (the “Exchange Offers”)
Ladies and Gentlemen:
          We have acted as Maryland corporate counsel to the Company in connection with the registration of the New Notes, the New Exchangeable Notes, the Guarantees (as defined herein) and up to 23,173,711 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company (the “Underlying Securities”) under the Securities Act of 1933, as amended (the “Act”), pursuant to the Registration Statement on Form S-4 filed by the Company and the Operating Partnership with the United States Securities and Exchange Commission (the “Commission”) on or about the date hereof. The New Exchangeable Notes will be exchangeable for, subject to certain conditions, the Underlying Securities and/or, in certain circumstances, cash in accordance with and subject to the terms of the New Exchangeable Notes and the New Notes Indenture (as defined herein). The Operating Partnership is conducting the Exchange Offers in connection with, and in anticipation of, the proposed merger of equals (the “Merger”) contemplated by that certain Agreement and Plan of Merger, dated as of January 30, 2011, by and among the Company, the Operating Partnership, ProLogis and the other parties thereto (the “Merger Agreement”). In accordance with the terms and conditions of the Merger Agreement, the Company will be the surviving entity in the Merger and, upon the consummation of the Merger, the Company will change its name to “ProLogis, Inc.” and the Operating Partnership will continue in existence and will change its name to “ProLogis, L.P.” You have requested our opinion with respect to the matters set forth below.
Atlanta | Baltimore | Bethesda | Denver | Las Vegas | Los Angeles | New Jersey | Philadelphia | Phoenix | Salt Lake City | San Diego | Washington, DC | Wilmington

BALLARD SPAHR LLP
AMB Property Corporation
May 3, 2011

          In our capacity as Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):
(i)	the corporate charter of the Company represented by Articles of Incorporation filed with the Maryland State Department of Assessments and Taxation (the “Department”) on November 24, 1997 (the “Articles of Incorporation”), and the articles supplementary, articles of amendment and other charter documents filed with, and accepted for record by, the Department subsequent to November 24, 1997 through the date hereof (collectively, the “Charter”);

(ii)	the Bylaws of the Company, as adopted as of November 24, 1997, as amended and restated through the date hereof (the “Bylaws”);

(iii)	certain resolutions adopted, and actions taken, by the Board of Directors of the Company, or a committee thereof (collectively, the “Directors’ Resolutions”);

(iv)	the Twelfth Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated as of August 25, 2006 (the “Partnership Agreement”);

(v)	the Registration Statement on Form S-4 and the related prospectus included therein with respect to the registration under the Act of the New Notes, the New Exchangeable Notes, the Guarantees and the Underlying Securities, in substantially the form filed or to be filed with the Commission pursuant to the Act (the “Registration Statement”);

(vi)	the form of the Indenture (the “New Notes Base Indenture”), by and among the Operating Partnership, the Company and U.S. Bank National Association, as trustee (the “Trustee”), pursuant to which the New Notes, together with the related Guarantees, are to be issued; and the form of each Supplemental Indenture (collectively, the “New Notes Supplemental Indentures” and together with the New Notes Base Indenture, the “New Notes Indenture”), by and among the Company, the Operating Partnership and the Trustee, pursuant to which the New Exchangeable Notes, together with the related Guarantees, are to be issued;

(vii)	the form of each of the Officers’ Certificates to be delivered on behalf of the Operating Partnership with respect to the New Notes pursuant to the New Notes Indenture (collectively, the “Indenture Officers’ Certificates”);

(viii)	the form of each of the guarantees to be made by the Company with respect to the New Notes and the New Exchangeable Notes (collectively, the “Guarantees”);

BALLARD SPAHR LLP
AMB Property Corporation
May 3, 2011

(ix)	the form of each of the global notes to be registered in the name of The Depository Trust Company or its nominee Cede & Co., representing the New Notes and the New Exchangeable Notes (collectively, the “Global Notes”);

(x)	a certificate of officers of the Company, dated as of a recent date (the “Officers’ Certificate”), to the effect that, among other things, the Charter, the Bylaws and the Directors’ Resolutions are true, correct and complete and have not been rescinded or modified and are in full force and effect as of the date of the Officers’ Certificate, and certifying as to the manner of adoption or approval of the Directors’ Resolutions, the form, execution and delivery of the Partnership Agreement, and the form of each of the New Notes Indenture, the Indenture Officers’ Certificates, the Guarantees and the Global Notes;

(xi)	a status certificate of the Department, dated as of a recent date, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland; and

(xii)	such other laws, records, documents, certificates, opinions and instruments as we have deemed necessary to render this opinion, subject to the limitations, assumptions and qualifications noted below.
          In reaching the opinions set forth below, we have assumed the following:
(a)	each person executing any of the Documents on behalf of any party (other than the Company) is duly authorized to do so;

(b)	each natural person executing any of the Documents is legally competent to do so;

(c)	all of the Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not, and will not, differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; any of the Documents submitted to us as certified, facsimile or photostatic copies conform to the original document; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(d)	all certificates submitted to us, including, without limitation, the Officers’ Certificate, are true, correct and complete both when made and as of the date hereof;

BALLARD SPAHR LLP
AMB Property Corporation
May 3, 2011

(e)	the Exchange Offers will be made by and on behalf of the Operating Partnership as provided in the Registration Statement, and the making and consummation of the Exchange Offers will not result in the Company failing to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended;

(f)	neither the issuance of the New Exchangeable Notes, the issuance of the Underlying Securities upon the exercise of the exchange rights applicable to the New Exchangeable Notes, nor the ownership of the New Exchangeable Notes or the Underlying Securities by the recipients thereof, will violate any of the ownership or transfer restrictions or limitations contained in Paragraph E of Article IV of the Articles of Incorporation or any other provision of the Charter of similar import; nor will any of the New Exchangeable Notes or Underlying Securities be issued or sold to an Interested Stockholder of the Company or any Affiliate thereof, as each such term is defined in Subtitle 6 of Title 3 of the Maryland General Corporation Law (“MGCL”);

(g)	the New Notes and the New Exchangeable Notes will be issued under the New Notes Indenture, and the New Exchangeable Notes will be exchangeable for the Underlying Securities and/or, in certain circumstances, cash subject to, and in accordance with, the terms of the New Exchangeable Notes and the New Notes Indenture;

(h)	the New Notes and the New Exchangeable Notes will be issued in book entry form, represented by one or more global notes, and will have been authenticated by the Trustee in accordance with and subject to the terms of the New Notes Indenture;

(i)	any exercise of the exchange rights applicable to the New Exchangeable Notes, and any issuance or delivery of any Underlying Securities upon exercise of such exchange rights, will be in accordance with and subject to the terms and conditions of the New Exchangeable Notes and the New Notes Indenture;

(j)	upon the issuance of the Underlying Securities subsequent to the date hereof, the total number of shares of Common Stock issued and outstanding on the date subsequent to the date hereof on which the Underlying Securities are issued will not exceed the total number of shares of Common Stock that the Company is authorized to issue under the Charter; and

(k)	prior to the issuance of any of the New Notes or the New Exchangeable Notes, the Merger will become effective in accordance with the terms and conditions of the Merger Agreement and upon the requisite vote of the shareholders of the Company and ProLogis; and each of the New Notes Indenture, the Indenture Officers’ Certificates, the Global Notes and the Guarantees will be duly executed and delivered to the Trustee by one or more Authorized Officers (as defined in the Directors’ Resolutions) of the Company, acting in its individual capacity and in its capacity as the general

BALLARD SPAHR LLP
AMB Property Corporation
May 3, 2011

partner of the Operating Partnership, as the case may be, in accordance with the New Notes Indenture.
          Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:
1.	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

2.	The execution and delivery of the New Notes Indenture, the Global Notes and the Guarantees have been duly authorized by all necessary corporate action on the part of the Company acting in its individual capacity and in its capacity as general partner of the Operating Partnership, as the case may be, and the issuance of the New Notes and the New Exchangeable Notes has been duly authorized by all necessary corporate action on the part of the Company acting in its capacity as general partner of the Operating Partnership.

3.	The Underlying Securities issuable upon exchange of the New Exchangeable Notes in accordance with the terms of the New Exchangeable Notes and the New Notes Indenture have been duly authorized for issuance by all necessary corporate action on the part of the Company, and, when issued and delivered by the Company upon such exchange in accordance with the terms of the New Exchangeable Notes and the New Notes Indenture, the Underlying Securities will be validly issued, fully paid and non-assessable.
          The foregoing opinion is limited to the corporation laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers, or with respect to the actions required for the Operating Partnership to authorize, execute or deliver, or perform its obligations under, the New Notes Indenture, the Global Notes or any other document, instrument or agreement. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.
          This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.
          We consent to your filing this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the New Notes, the New Exchangeable Notes, the Guarantees and the Underlying Securities. We also consent to the identification of our firm as Maryland counsel to the Company in the section of the Registration

BALLARD SPAHR LLP
AMB Property Corporation
May 3, 2011

Statement entitled “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.
Very truly yours,
/s/ Ballard Spahr LLP

Exhibit A
Table of ProLogis Notes and the Corresponding Series of AMB Notes

PROLOGIS NOTES		AMB NOTES
	Aggregate		Maximum
Outstanding Series of ProLogis	Principal	Series of Non-Exchangeable Notes to be	Aggregate
Non-Convertible Notes (“Existing	Amount	Issued by the Operating Partnership	Principal
Notes”)	Outstanding	(“New Notes”)	Amount

5.500% Notes due April 1, 2012	$58,935,000	5.500% Notes due April 1, 2012	$58,935,000
5.500% Notes due March 1, 2013	$61,443,000	5.500% Notes due March 1, 2013	$61,443,000
7.625% Notes due August 15, 2014	$350,000,000	7.625% Notes due August 15, 2014	$350,000,000
7.810% Notes due February 1, 2015	$48,226,750	7.810% Notes due February 1, 2015	$48,226,750
9.340% Notes due March 1, 2015	$5,511,625	9.340% Notes due March 1, 2015	$5,511,625
5.625% Notes due November 15, 2015	$155,320,000	5.625% Notes due November 15, 2015	$155,320,000
5.750% Notes due April 1, 2016	$197,758,000	5.750% Notes due April 1, 2016	$197,758,000
8.650% Notes due May 15, 2016	$36,402,700	8.650% Notes due May 15, 2016	$36,402,700
5.625% Notes due November 15, 2016	$182,104,000	5.625% Notes due November 15, 2016	$182,104,000
6.250% Notes due March 15, 2017	$300,000,000	6.250% Notes due March 15, 2017	$300,000,000
7.625% Notes due July 1, 2017	$100,000,000	7.625% Notes due July 1, 2017	$100,000,000
6.625% Notes due May 15, 2018	$600,000,000	6.625% Notes due May 15, 2018	$600,000,000
7.375% Notes due October 30, 2019	$396,641,000	7.375% Notes due October 30, 2019	$396,641,000
6.875% Notes due March 15, 2020	$561,049,000	6.875% Notes due March 15, 2020	$561,049,000

	Aggregate		Maximum
Outstanding Series of ProLogis	Principal	Series of Exchangeable Notes to be Issued	Aggregate
Convertible Notes (“Existing	Amount	by the Operating Partnership (“New	Principal
Convertible Notes”)	Outstanding	Exchangeable Notes”)	Amount

3.250% Convertible Senior Notes due 2015	$460,000,000	3.250% Exchangeable Senior Notes due 2015	$460,000,000
2.250% Convertible Senior Notes due 2037	$592,980,000	2.250% Exchangeable Senior Notes due 2037	$592,980,000
1.875% Convertible Senior Notes due 2037	$141,635,000	1.875% Exchangeable Senior Notes due 2037	$141,635,000
2.625% Convertible Senior Notes due 2038	$386,250,000	2.625% Exchangeable Senior Notes due 2038	$386,250,000